Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VERSUM MATERIALS, INC.
(a Delaware corporation)
Versum Materials, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:
1.The Corporation was initially formed as a limited liability company by filing a Certificate of Formation with the Secretary of State of the State of Delaware on November 17, 2015, under the name "Versum Materials, LLC." A Certificate of Conversion was filed with the Secretary of State of the State of Delaware pursuant to Section 265 of the DGCL on September 8, 2016, converting the Corporation from a limited liability company into a corporation with the name "Versum Materials, Inc."
2.This Amended and Restated Certificate of Incorporation, which restates and amends the Certificate of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the directors and stockholders of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.
3.The effective time of this Amended and Restated Certificate of Incorporation shall be 4:00 PM EDT on September 30, 2016.
4.The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
NAME
The name of the Corporation is VERSUM MATERIALS, INC. (the "Corporation").
ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

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ARTICLE III
CORPORATE PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "DGCL").
ARTICLE IV
CAPITAL STOCK
Section 4.01 Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 275,000,000 shares, consisting of 250,000,000 (two hundred fifty million) shares of Common Stock having a par value of $1.00 per share and 25,000,000 (twenty-five million) shares of preferred stock having a par value of $1.00 per share.
Section 4.02 Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:
(a)Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the board of directors upon any issuance of the Preferred Stock of any series.
(b)Voting. Each share of Common Stock shall entitle the holder thereof to one vote in person or by proxy for each share on all matters on which such stockholders are entitled to vote. Except as expressly set forth in the applicable Certificate of Designations with respect to any series of Preferred Stock, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon.
(c)Dividends. The holders of shares of Common Stock shall be entitled to receive ratably such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the board of directors in its sole discretion from time to time out of assets or funds of the Corporation legally available therefor, subject to any preferential rights of any then outstanding Preferred Stock and any other provisions of this Certificate of Incorporation, as may be amended from time to time.
(d)Liquidation. Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, holders of Common Stock shall be entitled to receive all remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them and subject to any preferential rights of any then outstanding Preferred Stock.

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(e)No Preemptive or Subscription Rights. No holder of shares of Common Stock shall have any right, preemptive or otherwise, as such holder to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class whatsoever, whether now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire any such shares, whether such shares, securities, warrants or other instruments be unissued, or issued and thereafter acquired by the Corporation.
(f)Recapitalization. Upon this Certificate of Incorporation of the Corporation becoming effective at 4:00 PM EDT on September 30, 2016, the date of filing with the Secretary of State of the State of Delaware, pursuant to the DGCL (the "Effective Time"), the 1,000 shares of Common Stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall thereafter constitute 108,675,381 shares of Common Stock.
Section 4.03 Preferred Stock. The Board of Directors is expressly authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of all or any of the shares of Preferred Stock in one or more classes or series, and to fix for each such class or series the number of shares constituting such class or series and the designation of such series, the voting powers, full or limited, if any, of the shares of such class or series, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, of the shares of such class or series. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
The authority of the Board of Directors with respect to each class or series of Preferred Stock shall include, but not be limited to, the determination of the following:
(a)the designation of the class or series, which may be by distinguishing number, letter, or title;
(b)the number of shares of the class or series, which number the Board of Directors may thereafter increase or decrease, but not below the number of shares thereof then outstanding;
(c)the entitlement to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of capital stock;
(d)the redemption rights and price or prices, if any, for shares of the class or series;
(e)the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the class or series;

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(f)the amounts payable on, and the preferences, if any, of shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(g)whether the shares of the class or series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
(h)restrictions on the issuance of shares of the same class or series or any other class or series;
(i)the voting rights, if any, of the holders of shares of the class or series generally or upon specified events; and
(j)any other powers, preferences and relative, participating, optional or other special rights of each class or series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.
Without limiting the generality of the foregoing, the resolutions providing for the issuance of any class or series of Preferred Stock may provide that such class or series shall be superior or rank equally or be junior to any other class or series of Preferred Stock to the extent permitted by law.
ARTICLE V
BOARD OF DIRECTORS
Section 5.01 Election of Directors. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so require.
Section 5.02 Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board of Directors in its sole and absolute discretion.
Section 5.03 Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of the holders of Preferred Stock, if any, the Board of Directors shall consist of not less than five (5) nor more than fifteen (15) members, the exact number of which shall be fixed from time to time exclusively pursuant to resolution adopted by the affirmative vote of a majority of the whole Board of Directors, and subject to the rights of the holders of Preferred Stock, if any, the exact number may be increased or decreased

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by such a resolution (but not to less than five (5) or greater than fifteen (15)). The term "whole Board of Directors" as used in this Certificate of Incorporation shall mean the total number of authorized directors, whether or not there exist any vacancies or unfilled previously authorized directorships.
Section 5.04 Terms of Office. Except for the terms of such additional directors, if any, as elected by the holders of any class or series of Preferred Stock, each director shall be elected annually for a one-year term. Notwithstanding the foregoing provisions of this Section 5.04, each director shall continue to serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal.
Section 5.05 Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock, vacancies on the Board of Directors by any reason, including by death, resignation, retirement, disqualification, removal from office, or otherwise, and any newly created directorships resulting from any increase in the authorized number of directors shall be solely filled by a majority of the directors then in office, in their sole discretion, even though less than a quorum, or by a sole remaining director, in his or her sole discretion, and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal.
Section 5.06 Authority. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.
ARTICLE VI
STOCKHOLDERS
Section 6.01 Cumulative Voting. No holder of Common Stock of the Corporation shall be entitled to exercise any right of cumulative voting.
Section 6.02 Stockholder Action. Subject to the terms of any class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by those stockholders.
Section 6.03 Special Meetings. Unless otherwise required by law and subject to the terms of any class or series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time solely by: (i) the Chairman of the Board of Directors or (ii) a majority of the whole Board of Directors.
Section 6.04 Meetings. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

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ARTICLE VII
INDEMNIFICATION
Section 7.01 Limitation on Liability. To the fullest extent permitted by the DGCL, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
Section 7.02 Right to Indemnification. (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal. administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 7.02 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the DGCL requires an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer

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(and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan), such advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 7.02 or otherwise (hereinafter an "undertaking").
(b)Right of Indemnitee to Bring Suit. If a claim under paragraph (a) of this Section 7.02 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall he entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Section 7.02 or otherwise shall be on the Corporation.
(c)Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 7.02 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
(d)Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
(e)Indemnification of Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the

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advancement of expenses, to any agent of the Corporation to the fullest extent of the provisions of this Section 7.02 with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.
ARTICLE VIII
FORUM SELECTION
Section 8.01 Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's
stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 8.01. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce the forgoing provisions.
ARTICLE IX
AMENDMENT
Section 9.01 Certificate of Incorporation. The Corporation shall have the right, from time to time, to amend, alter, change or repeal any provision of this Certificate of Incorporation in any manner now or hereafter provided by this Certificate of Incorporation, the Bylaws of the Corporation or the DGCL, and all rights, preferences, privileges and powers of any kind conferred upon any director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right. In addition to any requirements of law and any other provision of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Section 4.03 hereof (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of this Certificate of Incorporation.

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Section 9.02 Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered, without the assent or vote of the stockholders, to adopt, amend and repeal the Bylaws of the Corporation.

Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval by the majority of the whole Board of Directors. In addition to any requirements of law and any other provision of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Section 4.03 hereof (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the Bylaws of the Corporation.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 30th day of September, 2016.

Versum Materials, Inc.

By:	/s/ Michael W. Valente
Name:	Michael W. Valente
Title:	Senior Vice President,
Law and Human Resources,
Secretary and General Counsel

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